News Release
For Immediate Release 8/2/06

Company contacts:
T. Paul Bulmahn, Chairman and President
Albert L. Reese Jr., Chief Financial Officer
713-622-3311 www.atpog.com

ATP Oil & Gas Corporation Announces Record Production and
Second Quarter 2006 Results

HOUSTON - August 2, 2006 - (Business Wire) - ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced an operations update and second quarter 2006 results:

•	Achieved record quarterly production of 13.5 Bcfe, an increase of 128% over first quarter 2006 production of 5.9 Bcfe;
•	Recorded quarterly revenue of $108.9 million and net income available to common shareholders of $6.4 million;
•	Improved the financial strength of our Term Loan by reducing the interest rate from LIBOR plus 5.50% to LIBOR plus 3.25% and increasing the size from $350.0 million to $525.0 million;
•	Added new production in the second quarter from Tors and South Marsh Island 166, bringing to five the number of wells placed on production in the first half of 2006;
•	Acquired four deepwater properties - Mirage, Morgus, Oasis, and Telemark - bringing to five the number of deepwater blocks acquired in 2006; and
•	Finalizing completion of the third well at Mississippi Canyon 711 - well tie-in early 2007

Results of Operations

Oil and natural gas revenues were $108.9 million from production of 13.5 Bcfe for the second quarter of 2006. Comparable amounts in the second quarter of 2005 for oil and natural gas revenues were $33.5 million from production of 5.0 Bcfe. Improvements in the prices of hedged volumes and overall higher commodity prices in the second quarter of 2006 resulted in a 20% increase in average realized prices to $8.05 per Mcfe, compared to $6.73 per Mcfe in the same period in 2005.

Lease operating expenses (LOE) for the second quarter totaled $21.3 million or $1.57 per Mcfe compared to $6.0 million or $1.21 per Mcfe for the second quarter of 2005. The increase was primarily attributable to the aforementioned increase in production. Included in second quarter LOE was uninsured hurricane repairs performed on our oil and gas properties in the Gulf of Mexico. LOE in the Gulf of Mexico was $1.65 per Mcfe, of which approximately 19% was associated with properties that did not contribute to production for the period. For those properties with production, LOE in the Gulf of Mexico amounted to $1.35 per Mcfe. LOE in the North Sea was $1.35 per Mcfe for the second quarter.

General and administrative expenses (G&A) totaled $4.1 million for the second quarter, compared to $5.2 million for the second quarter of 2005. The decrease was primarily due to compensation related to the ATP Employee Volvo Challenge Plan which was charged to expense in 2005. The plan was satisfied in the first quarter of 2006 and no such provision was necessary in the second quarter of 2006.

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Depreciation, depletion, and amortization (DD&A) per Mcfe was $3.20 for the second quarter, slightly above $3.07 for the second quarter 2005.

ATP recorded a tax provision during the second quarter, related to our foreign jurisdictions, based on the expected 2006 effective tax rate of each jurisdiction. The rates were determined based on the projected results of operations for the year, the valuation allowance that had previously been recorded at each jurisdiction and any permanent differences affecting the overall tax rate.

ATP recorded net income available to common shareholders of $6.4 million or $0.21 per basic and diluted share in the second quarter, compared to net loss available to common shareholders in the second quarter 2005 of $3.3 million or $0.11 per basic and diluted share.

The Company's selected operating statistics and financial information, included within this press release, contain additional information on our activities for the second quarter 2006 and the comparable period in 2005.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 2 of 11

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Selected Operating Statistics

Production
Natural gas (MMcf)	8,621	3,721	13,654	8,315
Oil and condensate (MBbls)	816	205	966	403
Natural gas equivalents (MMcfe)	13,518	4,951	19,452	10,730
Gulf of Mexico (GOM, in MMcfe)	9,989	4,580	15,315	9,818
North Sea (MMcfe)	3,529	371	4,137	912

Average Prices (includes effect of cash
flow hedges)
Natural gas (per Mcf)	$7.06	$6.55	$7.28	$6.41
Natural gas (per Mcf) - GOM	7.48	6.74	7.44	6.36
Natural gas (per Mcf) - N. Sea	6.44	5.47	6.89	6.95
Oil and condensate (per Bbl) - GOM	58.83	43.57	56.64	41.87
Natural gas, oil and condensate (per Mcfe)	8.05	6.73	7.92	6.55
Lease operating expense (per Mcfe)	1.57	1.21	1.64	0.99
Lease operating expense (per Mcfe) - GOM	1.65	1.21	1.72	0.96
Lease operating expense (per Mcfe) - N. Sea	1.35	1.25	1.35	1.25

Other Expenses, per Mcfe
Depreciation, depletion and amortization (DD&A)	$3.20	$3.07	$3.11	$3.33
DD&A - GOM	3.15	3.01	3.04	3.27
DD&A - N. Sea	3.34	3.80	3.38	3.93

Selected Financial Data
(In Thousands, Except Per Share Data)

Oil and gas revenues, including settled derivatives (1)	$108,877	$33,316	$154,102	$70,295
Net income (loss)	17,360	(3,322)	14,315	(2,321)
Preferred dividends	(10,986)	-	(17,804)	-
Net income (loss) available to common shareholders	6,374	(3,322)	(3,489)	(2,321)

Net income (loss) per share - basic and diluted	$0.21	$(0.11)	$(0.12)	$(0.08)

Average number of common shares outstanding
Basic	29,715	28,979	29,576	28,952
Diluted	30,396	29,794	30,302	29,788

__________________
(1) See oil and gas revenue reconciliation on the last page of this press release.

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Acquisitions Update

Thus far in 2006, ATP has acquired five blocks, all with a 100% working interest and all operated by ATP. The blocks, Telemark (Atwater Valley 63), Mirage (Mississippi Canyon - “MC” - 941), Oasis (MC 943), Morgus (MC 942) and Green Canyon 37 are located in the Gulf of Mexico deepwater. These blocks demonstrate a continuing commitment by ATP to expand its inventory of future developments on projects where previous operations have shown the presence of hydrocarbons. Four of the five blocks have previous drilling where hydrocarbons have been discovered but have not yet been developed. In addition there are several identified exploration targets on these blocks. ATP is currently working with its independent reservoir engineers to determine their estimates of the amount and classification of the oil and gas reserves associated with these acquisitions.

Development Update

We are finalizing the completion of the third well at MC 711 (100% WI). On August 2, 2006, we flowed hydrocarbons to the surface to clean up the well. The well is scheduled to be tied back to our production platform, located in the southern portion of the block, in early 2007. Upon completion of current well operations, the drilling rig will move to Ladybug (Garden Banks 409 - 50% WI), where it will spud a new well targeting an updip attic location to the currently producing zone. In addition, we will move uphole in the existing wellbore at Ladybug to produce two zones that have been behind pipe since first production in 2001.

Hedging Update

ATP has hedged an additional 1,216,000 barrels of oil for 2007 and 2008 since its first quarter earnings press release dated May 9, 2006. Included in these hedges are 365,000 barrels of crude oil puts for 2007 with $60 floors. The remaining 851,000 barrels were hedged with fixed forward contracts at prices ranging from $72.87 per barrel to $80.10 per barrel. With these additional hedges, our weighted average crude oil hedge price including both puts and fixed forward contracts is $60.34 per barrel for the remainder of 2006, $66.08 per barrel for 2007, and $76.55 per barrel for 2008. A detailed listing of these new hedges as well as previously existing hedges is provided near the end of this press release.

Production Update

Increased production in the second quarter and first half of 2006 was predominantly from the five new wells located at MC 711 (2 wells), Tors, L-06d, and South Marsh Island 166 as well as resumed production from Ship Shoal 358 and Ship Shoal 321. ATP expects daily production to average more than 150 MMcfe per day in 2006, an increase of more than 175% over 2005 production. Major development projects on the Gulf of Mexico Shelf, Deepwater Gulf of Mexico, and in the U.K. North Sea should continue to provide substantial production growth. Accordingly, we expect production to average in excess of 200 MMcfe per day in 2007.

Capital Resources and Liquidity

On June 22, 2006, ATP announced that it had amended and improved the terms of its Term Loan by expanding the credit facility from its original $350.0 million to $525.0 million and reducing the interest rate. We received proceeds of $167.4 million, net of related amendment costs. Significant terms of the amendment included:

•	a decrease in the overall interest rate of the credit facility from LIBOR plus 5.5% to LIBOR plus 3.25%;
•	the amendment or removal of certain covenants within the credit facility to provide more flexibility to ATP;
•	the ability to refinance our existing Series A and Series B Preferred securities; and
•	the ability to buy back our common stock provided certain ratios are met

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Cash flow from operating activities was $46.6 million for the six months ended June 30, 2006, compared to $38.8 million for the same period in 2005. Cash flow from operating activities prior to changes in assets and liabilities, a non-GAAP measure frequently used by research analysts, was a record $91.1 million for the six months ended June 30, 2006, compared to $39.2 million for the same period in 2005. At June 30, 2006, ATP had working capital of approximately $114.6 million, an improvement of $114.0 million over December 31, 2005. The improvement in working capital is primarily the result of the previously discussed financing and stronger cash flow from operating activities. ATP had $202.8 million in cash and cash equivalents on hand at June 30, 2006, compared to $65.6 million at December 31, 2005.

In the first half of 2006, ATP paid $203.4 million for acquisition and development of oil and gas properties, compared to $147.0 million for the same period in 2005. The Company estimates that capital expenditures are expected to be approximately $575 - $600 million for the full year 2006.

2nd Quarter 2006 Conference Call

ATP management will host a conference call on August 3, 2006 to review production and financial results for the first quarter 2006. T. Paul Bulmahn, Chairman and President; Gerald W. Schlief, Senior Vice President; Leland E. Tate, Chief Operating Officer; and Albert L. Reese, Jr., Chief Financial Officer, will discuss the details.

Date: Thursday, August 3, 2006

Time: 9:00 AM EDT, 8:00 AM CDT, 7:00 AM MDT, 6:00 AM PDT

To participate in the live webcast, simply log on to ATP’s website at www.atpog.com at least ten minutes prior to the start of the call and click on Investor Info and then Conference Calls. To listen to the conference call via the telephone, dial 1-877-704-5385. If you are unable to participate during the live webcast, the webcast will be archived on ATP’s website at www.atpog.com for 30 business days. A recorded replay of the conference call will be available for a period of 24 hours after the call starting at 10:00 a.m. CDT. To listen to the replay, dial 1-888-203-1112 with the conference identification number 9409286.

About ATP Oil & Gas

ATP Oil & Gas is focused on development and production of natural gas and oil in the Gulf of Mexico and the North Sea. The Company trades publicly as ATPG on the NASDAQ Global Select Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 5 of 11

include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP's forward-looking statements are found in our SEC filings.

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CONSOLIDATED BALANCE SHEETS
(In Thousands)

	June 30,	December 31,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$202,809	$65,566
Restricted cash	12,753	12,209
Accounts receivable (net of allowances of $348 and $367)	100,975	83,571
Derivative asset	3,123	-
Other current assets	8,704	4,454
Total current assets	328,364	165,800

Oil and gas properties:
Oil and gas properties (using the successful efforts
method of accounting)	1,162,404	899,284
Less: Accumulated depletion, impairment and amortization	(333,103)	(271,863)
Oil and gas properties, net	829,301	627,421

Furniture and fixtures, net	1,179	1,175
Deferred tax asset	5,004	4,025
Deferred financing costs, net	26,383	17,922
Other assets, net	11,639	7,420
	44,205	30,542
Total assets	$1,201,870	$823,763

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accruals	$168,243	$144,675
Current maturities of long-term debt	5,250	3,500
Current maturities of long-term capital lease	22,247	8,679
Asset retirement obligation	17,082	7,097
Derivative liability	-	1,282
Deferred tax liability	987	-
Total current liabilities	213,809	165,233

Long-term debt	514,182	337,489
Long-term capital lease	-	34,437
Asset retirement obligation	76,296	60,267
Deferred tax liability	2,093	-
Other long-term liabilities and deferred obligations	-	8,826
Total liabilities	806,380	606,252

Shareholders' equity:
Preferred stock: $0.001 par value	352,662	184,858
Common stock: $0.001 par value	30	29
Additional paid-in capital	144,780	149,267
Accumulated deficit	(104,822)	(101,333)
Accumulated other comprehensive income	3,751	(4,693)
Unearned compensation	-	(9,706)
Treasury stock, at cost	(911)	(911)
Total shareholders' equity	395,490	217,511
Total liabilities and shareholders' equity	$1,201,870	$823,763

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CONSOLIDATED INCOME STATEMENTS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Oil and gas revenues	$108,885	$33,488	$154,130	$70,468

Costs and operating expenses:
Lease operating	21,259	6,007	31,952	10,581
Exploration	367	2,173	508	2,507
General and administrative	4,078	5,163	9,834	9,354
Stock-based compensation	3,297	-	5,526	-
Depreciation, depletion and amortization	43,249	15,201	60,519	35,704
Accretion	1,671	600	3,218	1,179
(Gain) loss on abandonment	3,451	76	3,506	76
Total costs and operating expenses	77,372	29,220	115,063	59,401
Income from operations	31,513	4,268	39,067	11,067

Other income (expense):
Interest income	1,207	998	1,780	1,488
Interest expense	(12,097)	(8,595)	(23,269)	(14,884)
Other income	-	7		8
Total other income (expense)	(10,890)	(7,590)	(21,489)	(13,388)

Income (loss) before income taxes	20,623	(3,322)	17,578	(2,321)
Provision for income taxes	(3,263)	-	(3,263)	-

Net income (loss)	$17,360	$(3,322)	$14,315	$(2,321)

Preferred dividends	(10,986)	-	(17,804)	-

Net income (loss) available to common shareholders	$6,374	$(3,322)	$(3,489)	$(2,321)

Net income (loss) per common share - basic and diluted	$0.21	$(0.11)	$(0.12)	$(0.08)

Weighted average number of common shares:

Basic	29,715	28,979	29,576	28,952

Diluted	30,396	29,794	30,302	29,788

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CONSOLIDATED CASH FLOW DATA
(In Thousands)

	Six Months Ended
	June 30,
	2006	2005

Cash flows from operating activities:
Net income (loss)	$14,315	$(2,321)
Adjustments to operating activities	76,799	41,505
Changes in assets and liabilities	(44,527)	(414)
Net cash provided by operating activities	46,587	38,770

Cash flows from investing activities:
Additions to oil and gas properties	(203,445)	(146,957)
Additions to furniture and fixtures	(250)	(182)
Decrease in restricted cash	129	-
Net cash used in investing activities	(203,566)	(147,139)

Cash flows from financing activities:
Proceeds from long-term debt	178,500	132,113
Principal payments of long-term debt	(875)	(1,425)
Deferred financing costs	(11,116)	(10,416)
Issuance of preferred stock, net of issuance costs	145,463	-
Principal payments of capital lease	(20,869)	-
Exercise of stock options	4,231	1,039
Other	-	(68)
Net cash provided by financing activities	295,334	121,243

Effect of exchange rate changes on cash	(1,112)	(766)

Net increase (decrease) in cash and cash equivalents	137,243	12,108
Cash and cash equivalents, beginning of period	65,566	102,774

Cash and cash equivalents, end of period	$202,809	$114,882

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Hedges, Derivatives and Fixed Price Contracts

	2006					2007
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY	FY
Gulf of Mexico:
Fixed Forwards and Swaps
Natural Gas
Volumes (MMMBtu)	2,160.0	1,363.0	1,376.0	1,073.0	5,972.0	1,350.0				1,350.0
Price ($/MMBtu)	$8.08	$8.50	$8.50	$9.83	$8.59	$10.89				$10.89
Crude Oil
Volumes (MBbls)	109.2	78.7	294.4	294.4	776.7	297.0	345.8	395.6	395.6	1,434.0	366.0
Price ($/Bbl)	$47.14	$51.68	$65.21	$65.21	$61.30	$69.61	$70.74	$70.90	$70.90	$70.60	$76.55
Equivalents
Volumes (MMMBtue)	2,815.2	1,835.2	3,142.4	2,839.4	10,632.2	3,132.0	2,074.8	2,373.6	2,373.6	9,954.0	2,196.0
Price ($/MMBtue)	$8.03	$8.53	$9.83	$10.48	$9.30	$11.30	$11.79	$11.82	$11.82	$11.65	$12.76

Puts
Crude Oil
Volumes (MBbls)		378.5	506.0	506.0	1,390.5	585.0	91.0	92.0	92.0	860.0
Floor Price ($/Bbl)		$57.50	$57.50	$57.50	$57.50	$57.88	$60.00	$60.00	$60.00	$58.56

North Sea:
Fixed Forwards and Swaps
Natural Gas
Volumes (MMMBtu)	399.0			1,256.0	1,655.0	1,800.0				1,800.0
Price ($/MMBtu) (1)	$11.40			$15.70	$14.69	$15.59				$15.59
The above are hedges, derivatives and fixed price contracts that are currently in effect or have settled prior to such date.
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.

Recent Gulf of Mexico Crude Oil Fixed Forwards:
August 1, 2006: 500 bopd April 2007 - December 2007 at $78.25/bbl
August 1, 2006: 1,000 bopd January 2008 - December 2008 at $76.55/bbl
July 14, 2006: 200 bopd January 2007 - December 2007 at $80.10/bbl
June 23, 2006: 500 bopd January 2007 - June 2007 at $73.62/bbl
June 23, 2006: 1,000 bopd July 2007 - December 2007 at $72.87/bbl
Recent Gulf of Mexico Crude Oil Puts:
June 23, 2006: 1,000 bopd January 2007 - December 2007 at $60.00/bbl floor
(1) Assumes $1.86 to £1.00 currency translation rate.

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Oil and Gas Revenue Reconciliation (1)
(In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Oil and gas revenues, including the effects of settled derivatives (1)	$108,877	$33,316	$154,102	$70,295
Hedging ineffectiveness and other (2)	8	172	28	173
Oil and gas revenue per income statements	$108,885	$33,488	$154,130	$70,468

(1)
Oil and gas revenues including the effects of settled derivative activities differ from our reported revenues from oil and gas production because such numbers omit the effects of previously recognized changes in the fair market value of derivatives settled during the period.  Set forth above is a table reconciling the presented information with revenues from oil and gas production.  The total of oil and gas revenues, including the effects of settled derivative activities, is presented because of its acceptance as an indicator of the Company's realized cash flow from its oil and gas production during the period for which it is presented.

(2)	Hedging ineffectiveness is the portion of gains (losses) on derivatives that is based on imperfect correlations to benchmark oil and natural gas prices.

Cash Flow From Operating Activities
(In Thousands)

	Six Months Ended
	June 30,
	2006	2005

Cash flows from operating activities:
Net income (loss)	$14,315	$(2,321)
Adjustments to operating activities	76,799	41,505
Cash flows from operating activities
before changes in assets and liabilities	91,114	39,184
Changes in assets and liabilities	(44,527)	(414)
Net cash provided by operating activities	$46,587	$38,770

###

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